UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

AURORA DIAGNOSTICS HOLDINGS, LLC

(Exact name of registrant as specified in charter)

Delaware	333-176790	20-4918072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Florida 33410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 420-5512

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 26, 2012, Aurora Diagnostics Holdings, LLC (the “Company”) and certain of its subsidiaries and affiliates entered into Amendment No. 2 (the “Amendment”) to the Credit and Guaranty Agreement, originally dated as of May 26, 2010, as amended and restated on December 20, 2010, by and among Aurora Diagnostics, LLC, as Borrower, the Company and certain subsidiaries and affiliates of the Company as Guarantors, the Lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the other agents party thereto (the “Credit Agreement”). The Amendment became effective on October 29, 2012 after the payment of certain required fees and expenses.

The Amendment provides for the deletion of the interest coverage ratio requirements and the adjustment of the senior secured leverage ratio requirements from 2.75:1.00 to 3.00:1.00 beginning with the fiscal quarter ending September 30, 2012. In connection with the Amendment, Aurora Diagnostics, LLC, as Borrower under the Credit Agreement, has elected to partially reduce the revolving commitments under the Credit Agreement from $110 million to $60 million.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA DIAGNOSTICS HOLDINGS, LLC

October 30, 2012	/s/ Gregory A. Marsh
Gregory A. Marsh
Chief Financial Officer